EXHIBIT 11

                  BIO-TECHNOLOGY GENERAL CORP. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

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

                                                                       FOR THE YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------------
                                                                     1994           1995           1996
                                                                  ---------       -------        --------
PRIMARY EARNINGS PER SHARE
    Income (loss) before extraordinary gain ...............       $(8,919)         $3,416        $22,915
    Extraordinary gain ....................................         1,500           1,363            --
                                                                  -------         -------        -------
    Net income (loss) .....................................       $(7,419)         $4,779        $22,915
                                                                  =======          ======        =======

   Weighted average number of common and
    common equivalent shares...............................        38,725          43,174         44,195
   Add--Dilutive effect of outstanding equivalents
    (as determined by the application of the treasury
     stock method) ........................................            --             610          4,064
                                                                  -------         -------        -------
   Weighted average common and common
    equivalent shares outstanding .........................        38,725          43,784         48,259
                                                                  =======         =======        =======

Primary Earnings Per Common Share:
    Income (loss) before extraordinary gain ...............        $(0.23)          $0.08          $0.47
    Extraordinary gain ....................................          0.04            0.03             --
                                                                   ------           -----          -----
    Net income (loss) .....................................        $(0.19)          $0.11          $0.47
                                                                   ======           =====          =====


FULLY DILUTED EARNINGS PER SHARE:

   Weighted average number of common and
    common equivalent shares outstanding ..................                                       44,195

   Add--Dilutive effective of outstanding
    equivalents (as determined by the application
    of the treasury stock method) .........................                                        6,509
                                                                                                  ------
   Weighted average common and common
    equivalent shares outstanding .........................                                       50,704
                                                                                                  ======
Fully Diluted Earnings Per Common Share ...................                                       $ 0.45
                                                                                                  ======


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